Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Portman Ridge Finance Corporation (the “Company”) on Form N-2 (File Nos. 333-260072 and 333-261314) of our report dated March 9, 2023, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

New York, New York

March 9, 2023